Exhibit 4.2

AMENDED1 AND RESTATED BCE INC. SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS (1997)

Section 1. Purpose

The BCE Inc. Share Unit Plan for Non-Employee Directors (1997) (the “Plan”) is intended to enhance the Corporation’s and its Subsidiaries’, (further to Section 4 hereof), ability to attract and retain high quality individuals to serve as members of the Board or the Board of directors of any Subsidiary and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Corporation.

Section 2. Definitions

For the purposes of the Plan:

(a)

“Agreement” means the agreement, as it may be amended from time to time, entered into by the Corporation and an Eligible Director pursuant to Section 6 hereof in connection with all of the Share Units which shall be credited to a Participant’s account under the Plan and setting forth the related rights and obligations of the Corporation and of the Eligible Director;

(b)

“Annual Flat Retainer Fee” means the amount, expressed in dollars, of the annual flat retainer fee which would, but for the Eligible Director’s participation in the Plan, be payable in cash by the Corporation to such Eligible Director in respect of services rendered as a member of the Board and terminating on the date immediately preceding the date of the following annual general meeting of the Corporation and subsequently beginning on the date of the annual general meeting of the Corporation at which the Eligible Director is elected and ending on the date immediately preceding the date of the following annual general meeting of the Corporation.

(c)	“Aggregate Purchase Price” has the meaning assigned thereto in Section 8 hereof;

[1]

This BCE Inc. Share Unit Plan for Non-Employee Directors (1997) (the “Plan”), was established further to Resolution no. 6 of the BCE Board of Directors of February 26, 1997 and subsequently amended pursuant to Resolution no. 11 of the BCE Board of Directors of February 28, 2001 (re: participation of subsidiaries and partial pay-out), Resolution No. 8 of the BCE Board of Directors of February 27, 2002 (re: housekeeping changes), Resolution No. 9 of the BCE Board of Directors of November 26, 2002 (re: Directors’ Compensation), Resolution No. 1 of the BCE Board of Directors of December 16, 2008 (amendment to “Entitlement Date”), December 30, 2008 (compliance with American Jobs Creation Act), Resolution 11 of the BCE Board of Directors of November 12, 2009 (Directors’ Compensation, by Resolution of the Board of Directors of August 4, 2011 (settlement mechanism), and by Resolution of the Board of Directors of August 8, 2013 (settlement mechanism in case of death of a Participant).

This version of the Official Plan Text reflects the Rulings obtained from CRA, the most recent ones being dated May 8, 2002 (ruling letter received in respect to the February 28, 2001 and February 27, 2002 amendments) and the CRA Ruling of June 25, 2003 (with respect to the November 26, 2002 amendment and July 2006 (Bell Aliant Income Trust Conversion).

(d)

“Annual Retainer Fee” means with respect to an Eligible Director of a Subsidiary, the amount, expressed in dollars, of the annual retainer fee which would, but for the Plan be payable in cash by a Subsidiary to an Eligible Director in respect of services rendered, as a member of the board of a subsidiary beginning on the date of the annual general meeting of the Corporation at which the Eligible Director is elected and ending on the date immediately preceding the date of the following annual general meeting of the Corporation, and for greater certainty, Annual Retainer Fee shall exclude any other fee which may be payable by the Corporation to the Eligible Director;

(e)	“Board” means the Board of Directors of BCE Inc.;

(f)	“Committee” means the committee of directors of the Corporation generally responsible for directors’ compensation related matters and which is currently named the Corporate Governance Committee;

(g)	“Common Share” means a common share without nominal or par value of BCE Inc.;

(h)	“Corporation” means BCE Inc.;

(i)	“Designated Broker” has the meaning assigned thereto in section 8 hereof;

(j)	“Eligible Director” has the meaning assigned thereto in Section 4 hereof;

(k)	“Entitlement Date” has the meaning assigned thereto in Section 8 hereof;

(l)

“Market Value” on any particular day means the market value of one Common Share and shall be calculated on the basis of the average of the closing prices for a board lot of Common Shares on the Toronto Stock Exchange on that day, or if at least one board lot of Common Shares shall not have been traded on the Toronto Stock Exchange on that day, on the immediately preceding day for which at least one board lot was so traded; or if, at any time, the Common Shares are no longer listed on the Toronto Stock Exchange then the Market Value shall be calculated on the basis of the closing price, on the aforesaid day, for a board lot of Common Shares on any stock exchange on which the Common Shares are listed and had the greatest volume of trading on that particular day;

(m)	“Participant” means an Eligible Director who has been credited Share Units under the Plan;

(n)	“Plan” means The BCE Inc. Share Unit Plan for Non-Employee Directors (1997), as amended from time to time;

(o)	“Price per Common Share” has the meaning assigned thereto in Section 8 hereof;

(p)	“Quarter” means any of the four quarters, of any financial year of the Corporation, currently ending on March 31, June 30, September 30 and December 31;

(q)

“Quarterly Retainer Fee” means the amount, expressed in dollars, representing twenty-five percent (25%) of the Annual Retainer Fee or the Annual Flat Retainer Fee which would, but for the participation in the Plan, whether voluntary or not, be payable in cash on the last day of each Quarter by the Corporation or a Subsidiary to an Eligible Director, or if, with respect to any Quarter, an Eligible Director has served as a member of the Board or a Board of directors of a Subsidiary for a number of days that is less than the full Quarter, the amount, expressed in dollars, which is the product of: (i) the quotient determined by dividing: (A) the number of days in the particular Quarter during which the Eligible Director served as a member of the Board or a Board of directors of a Subsidiary, and (B) the aggregate number of days in the particular Quarter; and (ii) the amount, expressed in dollars, of the quarterly retainer fee which would otherwise have been payable for such Quarter had the Eligible Director served as a member of the Board or a Board of directors of a Subsidiary for the full Quarter;

(r)

“Reference Date”, with respect to any Quarter, means the date which shall be used to determine, on a quarterly basis, the Market Value of a Common Share for purposes of determining the number of Share Units to be credited, for such Quarter, to a Participant’s account pursuant to Section 5 hereof, which date shall be, unless otherwise determined by the Committee and approved by the Board, the last trading day of such Quarter on which the Market Value of a Common Share may be determined or, if a Participant’s Termination of Board Service occurs during the Quarter prior to such last trading date, the date of Termination of Board Service of the Participant, provided that if the date of Termination of Board Service is not a trading day on which the Market Value of a Common Share may be determined, the Reference Date shall be the immediately preceding trading day on which such Market Value may be determined;

(s)	“Share Unit” means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant’s account in accordance with the terms and conditions of the Plan;

(t)	“Subsidiary” means any corporation a majority of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation;

(u)

“Termination of Board Service”, with respect to any Participant shall mean the earliest date on which both of the following conditions are met: (i) the Participant has ceased to be a member of the Board of Directors of BCE or of the board of directors of a Subsidiary for any reason whatsoever, including the death of a Participant; and (ii) the Participant is neither an employee of BCE or of a Subsidiary, nor a member of the Board of Directors of BCE or of the board of directors of a Subsidiary.

(v)	“Trustee” shall mean the trustee under the trust agreement entered into pursuant to section 13 hereof;

Section 3. Administration of the Plan

Subject to Sections 2, 8 and 12, the Plan shall be administered by the Committee, the whole subject to applicable corporate and securities law requirements. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, the Corporation and its shareholders. All expenses of administration of the Plan shall be borne by the Corporation, including any reasonable brokerage fees relating to the purchase of Common Shares under the Plan.

Section 4. Eligibility

The Plan and in particular the crediting of Share Units further to Section 5 hereof, shall apply to all members of the Board or members of the board of directors of any Subsidiary that has been designated by the Committee as eligible for participation in the Plan and who, at the time of execution of the Agreement, and at all times thereafter while they continue to serve as a member of at least one of the Board or the board of directors of a Subsidiary, are not employees of the Corporation or any Subsidiary of the Corporation (“Eligible Directors”).

Section 5. Deferral of Annual Retainer Fees and Annual Flat Retainer Fees

Each Eligible Director who is a member of the Board of the Corporation and who has not attained the minimum share ownership level as approved by the Board from time to time, shall be paid one hundred percent (100%) of his or her Annual Flat Retainer Fee in the form of Share Units in lieu of being paid in cash. Each Eligible Director who is a member of the Board of the Corporation and who has attained the minimum share ownership level as approved by the Board from time to time, shall be paid fifty percent (50%) of his or her Annual Flat Fee Retainer in the form of Share Units in lieu of being paid in cash, and may, within the time limits provided by the Corporation, elect to be paid the remaining fifty percent (50%) of such Annual Flat Retainer Fee in the form of Share Units in lieu of being paid in cash.

Each eligible Director, subject to Section 10 may, at such Eligible Director’s option, within the time limits provided by the Corporation, elect to be paid up to one hundred percent (100%) of any other fees (other than the Annual Retainer Fee), as may be allowed by the Committee, in the form of Share Units in lieu of being paid in cash. Each Eligible Director who is a member of the board of directors of a Subsidiary may, at such Eligible Director’s option and within the time limits provided by the Corporation, elect to be paid up to one hundred percent (100%) of the Annual Retainer Fee paid by such Subsidiary, and subject to Section 10, may elect to be paid up to one hundred percent (100%) of such other fees as may be allowed by the Committee, in the form of Share Units in lieu of being paid in cash. Each election referred to herein is a one-time election and will apply unless revoked or modified by the Eligible Director.

The number of Share Units (including fractional Share Units) to be credited on a quarterly basis to an Eligible Director’s account under Section 9 hereof with respect to any particular Quarter shall be equal to the quotient determined by dividing: (a) the entire amount, and, in the case of Eligible Directors who sit on the Board of Subsidiaries, the selected percentage expressed in dollars, of the Eligible Director’s Quarterly Retainer Fee which would, but for the Plan, have been paid in cash with respect to such Quarter, by (b) the Market Value of a Common Share on the Reference Date for such Quarter.

A Participant who becomes an employee (otherwise than in the capacity as a director) of the Corporation or a Subsidiary of the Corporation shall no longer be eligible to receive Share Units under the Plan. In that case, starting with the Quarter in which the Participant became such an employee, all of his or her future Quarterly Retainer Fees, if any, shall be paid in cash. However, Share Units credited to such Participant’s account on the date he or she becomes an employee of the Corporation or of a Subsidiary, plus the number of Share Units credited to the Participant’s account at end of the Quarter in which he or she became an employee of the Corporation or of a Subsidiary, shall remain governed by the Plan and the Agreement for so long as the Participant remains a member of the Board or Board of directors of any Subsidiary or an employee of the Corporation or an employee of a Subsidiary. The number of Share Units to be credited to a Participant’s account for the Quarter in which he or she became an employee (otherwise than in the capacity as a director) of the Corporation or of a Subsidiary, will be pro-rated (by virtue of the pro-ration of fees) based on the number of days in the Quarter that the Participant was not an employee (other than in the capacity as director) of the Corporation or of a Subsidiary.

Section 6. Execution of Agreement

Each Eligible Director shall, as soon as practicable after the date on which the annual general meeting of the Corporation is held and at which he or she is elected as a member of the Board or board of directors of any Subsidiary or, in the case of Eligible Directors who shall become members of the Board or board of directors of any Subsidiary, as soon as practicable after the date on which his or her term as a member of the Board or board of directors of any Subsidiary commences, enter into an Agreement with the Corporation. Such Agreement shall set out certain rights and obligations of the parties thereto with respect to all of the Share Units which shall, under the Plan, be credited to the account of a Participant, and shall remain in full force and effect until all such Share Units shall have been cancelled. An Eligible Director under the “Bell Canada Share Unit Plan for Non-Employee Directors (1997)” who has entered into an agreement and made an election in accordance with the terms of that plan in respect of the 2002 and subsequent calendar years shall, unless such election is revoked or modified by the Eligible Director, be deemed to have entered into an Agreement and to have made an election under this Plan.

Section 7. Dividend like Amounts

A Participant shall, from time to time during the term of the Participant’s Agreement, including the period following Termination of Board Service and until the Entitlement Date referred to in Section 8 hereof, be credited with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (i) the product determined by multiplying (a) one hundred percent (100%) of each dividend declared and paid by the Corporation on its Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder), by (b) the number of Share Units recorded in the Participant’s account on the record date for the payment of any such dividend, by (ii) the Market Value of a Common Share on the dividend payment date for such dividend, with fractions computed to four decimal places.

Section 8. Payment of Share Units

Except as may be determined by the Committee, and approved by the Board, no later than December 1 of the first calendar year commencing after the year in which the date of Termination of Board Service of a Participant has occurred, the Participant shall receive, in satisfaction of the number of Share Units recorded in the Participant’s account on the date specified in the Agreement(s) (the “Entitlement Date”), a number of Common Shares to be purchased on the open market equal to the number of Share Units then recorded in the account of the Participant, or as may be adjusted pursuant to Section 19 hereof, and reduced by any applicable withholding taxes and other source deductions reflected in the form of Share Units, required by law to be withheld by the Corporation in connection with the total payments made in satisfaction of the Participant’s Share Units. No payment of Share Units shall be made by the Corporation to a Participant until Termination of Board Service has occurred with respect to such Participant.

Prior to 11:00 a.m. on the Entitlement Date, the Corporation shall notify the Trustee as to the number of Common Shares to be purchased on behalf of the Participant on the open market. As soon as practicable thereafter, the Trustee shall cause the purchase on the open market of the number of Common Shares requested by the Corporation and notify, or cause the notification to, the Participant and the Corporation of: a) the aggregate purchase price (“Aggregate Purchase Price”) of the Common Shares, b) the purchase price per Common Share or, if the Common Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Common Share (“Price per Common Share”), c) the amount of any related reasonable brokerage commission, and d) the settlement date for the purchase of the Common Shares. On the settlement date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, the Trustee shall deliver or cause to be delivered, to the Participant or to his Designated Broker the certificate representing the Common Shares. For purposes of delivery of Common Shares, a Participant may designate a broker to which the certificate representing such Common Shares shall be delivered (the “Designated Broker”). The Trustee may deliver the Common Shares through electronic means available for the secure transmission of securities. Any such designation may be changed from time to time by the Participant. Any entitlement to fractional Share Units shall be paid in cash based on the Price per Common Share.

In cases of Participants who are citizens or residents of a country other than Canada, the Corporation shall have the right, in its sole discretion, to pay entirely in cash the value, as computed under the Plan, of a Participant’s Share Unit entitlement (less any applicable withholdings), should it deem the regulatory or other requirements of the applicable foreign jurisdiction associated with the purchase of, or payment in, Common Shares too onerous to it or to the Participant.

Section 9. Participant’s Account

The Corporation shall maintain in its books an account for each Plan Participant recording at all times the number of Share Units standing to the credit of the Participant. Upon payment in satisfaction of Share Units, such Share Units shall be cancelled. A written confirmation of the balance in the account shall be mailed by the Corporation to the Participant at least annually.

A Participant, together with the applicable Subsidiary, may request and the Corporation may permit to accept a Participant’s election to have the number of share units (including fractional share units) recorded in his or her account under the share unit plan of a Subsidiary transferred, if such plan allows for such transfers, to the Participant’s account under the Plan; upon such transfer and credit of the Share Units to the Participant’s account under the Plan, the Share Units so transferred shall be governed by the Plan. A Participant’s account under the Plan may be credited with a number of Share Units equal to the number of share units credited to the account of such Participant under the share unit plan of a Subsidiary for which the Corporation assumes responsibility upon the liquidation of such Subsidiary.

Section 10. Deferral of Other Fees

The Committee may, at its discretion, allow an Eligible Director to receive his or her fees, other than the Annual Retainer Fees and the Annual Flat Retainer Fees, otherwise payable in cash, in the form of Share Units. Any such payment in the form of Share Units shall be subject to such conditions as the Committee may impose.

Section 11. Effective Date of the Plan

The effective date of the Plan shall be May 1, 1997.

Section 12. Amendments to, Suspension or Termination of the Plan

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights of any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant.

If the Board terminates the Plan, Share Units previously credited shall, at the discretion of the Board, either (a) become immediately payable in accordance with the terms of the Plan in effect at such time, or (b) remain outstanding and in effect and paid in due course in accordance with their applicable terms and conditions.

Section 13. Purchases on the Open Market

The Corporation shall enter into a trust agreement with such trust company as may be designated from time to time by the Corporation to act as trustee (“Trustee”) for Participants in respect of purchases of Common Shares on behalf of such Participants in accordance with the terms of the Plan. The Trustee shall be independent from the Corporation.

Purchases of Common Shares pursuant to the Plan shall be made on the open market by the Trustee or by a registered broker independent from the Corporation designated by the Trustee and who is a member of the Toronto Stock Exchange. Any such designation may be changed from time to time by the Trustee.

The Share Units, and any related Common Shares that may be delivered under the Plan, have not been registered under the U.S. Securities Act of 1933 as of the effective date of the Plan and the Corporation has no obligation to register such units or shares. The said Common Shares may not be offered or sold in the United States unless registered or an exemption from registration is available.

Section 14. Rights of Participants

Except as specifically set out in the Plan or Agreement, no Eligible Director, Participant or other person shall have any claim or right to any Common Shares deliverable in payment of Share Units granted pursuant to the Plan.

Under no circumstances shall Share Units be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Common Shares, nor shall any Participant be considered the owner of the Common Shares until after the date of the purchase of such Common Shares on the open market.

Section 15. Death of Participant

In the event of a Participant’s death, the Participant’s estate shall receive, in satisfaction of all the number of Share Units recorded in the Participant’s account on such date, either, at the Participant’s estate discretion (i) a cash equivalent value; (ii) a number of Common Shares to be purchased on the open market; or (iii) a combination of both; any of such alternatives being equal to the number of Share Units then recorded in the account of the Participant, or as may be adjusted pursuant to Section 19 hereof, reduced by any applicable withholding taxes and other source deductions required by law to be withheld by the Corporation in connection with the total payments made in satisfaction of the Participant’s Share Units. The Participant’s estate must determine the Entitlement Date in an election form to be provided by the Corporation to the Participant’s estate, within a reasonable period of time following receipt of such election form.

Notwithstanding the foregoing, the Committee may, in its sole discretion, with respect to a payment of Share Units to a Participant’s estate, require that a portion or all of a Participant’s Share Units be settled in Common Shares, even if the Participant’s estate has made an election to receive a cash equivalent value. Further to Section 3 hereof, the Committee may delegate to such officer or officers of the Corporation, as it may determine, the administrative tasks related to the requirement that a portion or all of the Participant’s Share Units be settled in Common Shares.

Section 16. Compliance with Applicable Laws

Any obligation of the Corporation with respect to its Common Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. Should the Corporation, in its sole discretion, determine that it is not feasible to make payment of a Share Unit in Common Shares by reason of any such laws, such obligation shall be satisfied by means of an equivalent cash payment. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

Section 17. Withholding Taxes

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

Section 18. Transferability

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

Section 19. Alteration of Number of Share Units Subject to the Plan

In the event that the Common Shares shall be subdivided or consolidated into a different number of Common Shares, or a dividend shall be declared upon the Common Shares payable in Common Shares (other than a dividend which may be paid in cash or in shares at the option of the shareholder), the number of Share Units then recorded in the Participant’s account shall be adjusted by replacing such number by a number equal to the number of Common Shares which would be held by the Participant immediately after the dividend, subdivision or consolidation, should the Participant have held a number of Common Shares equal to the number of Share Units recorded in the Participant’s account on the record date fixed for such stock dividend, subdivision or consolidation.

In the event that the outstanding Common Shares shall be changed into or exchanged for a different number or kind of securities of the Corporation or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, then there shall be substituted for each Common Share referred to in the Plan the kind of securities into which each outstanding Common Share shall be so changed or for which each such Common Share shall be exchanged and an equitable adjustment shall be made, if required, in the number of Share Units then recorded in the Participant’s account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

In the event there shall be any change, other than as specified above in this section, in the number or kind of outstanding Common Shares or of any securities into which such Common Shares shall have been changed or for which it shall have been exchanged, then there shall be substituted for each Common Share referred to in the Plan or for each security into which such Common Shares shall have been so changed or exchanged, the kind of securities into which each outstanding Common

Share or each such security shall be so changed or exchanged and an equitable adjustment shall be made, if required, in the number of Share Units then recorded in the Participant’s account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

In the case of any such substitution, change or adjustment as provided for in this section, the variation shall generally require that the dollar value of the Share Units then recorded in the Participant’s account prior to such substitution, change or adjustment will be proportionately and appropriately varied so that it be equal to such dollar value after the variation.

In the event that, at the time contemplated for the purchase of Common Shares under the Plan, there is no public market for the Common Shares or for securities substituted therefor as provided by this section, the obligations of the Corporation under the Plan shall be met by a payment in cash in such amount as is reasonably determined by the Committee to be fair and equitable in the circumstances.

Section 20. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded until payment of the Share Units under Section 8 hereof.

Section 21. Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws in force in the Province of Quebec.

UNIVERSAL 409 AMENDMENT DOCUMENT

Except as may be specifically agreed to in writing by BCE, Inc. (the “Company”) after December 31, 2008 or as may otherwise be specifically provided in an applicable plan document, for purposes of benefits or amounts covered by Section 409A of the United States Internal Revenue Code (the “Code”) under the Share Unit Plan for Non-Employee Directors (1997), the Share Unit Plan for Senior Executives and Other Key Employees (1997), and the BCE Inc. Restricted Share Unit Plan for Executives and other Key Employees (2003) (collectively “Covered Awards”):

1. For any Covered Awards which are to be settled upon a director ceasing to be on the Board of Directors and an executive or other key employee having a termination of employment, as the case may be, such settlement shall occur in the year after the year in which such cessation or termination occurs.

2. Any payment in settlement of a Covered Award will be delayed to the extent necessary to avoid a violation of Code Section 409A(a)(2)(B)(C);and

3. The term “Specified Employee” shall have the meaning ascribed thereto by Section 409A of the Code and the regulations promulgated thereunder and in determining whether an employee is a Specified Employee, the following rules shall apply:

(a)

The compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Sections 125(a) and 402(e)(3) of the Code).

(b)

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States. Notwithstanding anything herein to the contrary, (i) if a difference definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

(c)

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

(d)	Specified Employee Identification Date means December 31, unless the Company has elected a different date through compensation plans maintained by the Employer.

(e)

Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, unless a different date is selected in writing by the Company for this purpose.

4. For purposes of a Covered Award, “change in control” shall have the meaning described in the relevant plan document but no payment or settlement of a Covered Award will be made solely by reason of a change in control, as so described, unless it is also a “change in control event” as defined in the Income Tax Regulations Code under Section 409A.

5. “termination of employment”, “employment is terminated”, “cessation of employment” and other similar words shall mean with respect to an employee

“Separation from Service” as such term is defined in the Income Tax Regulations under Section 409A of the Code as modified by the rules described below:

(i)

except in the case where the employee is on a bona fide leave of absence pursuant to the Company’s policies as provided below, the employee is deemed to have incurred a Separation from Service on a date if the Company and the employee reasonably anticipate that the level of services to be performed by the employee after such date would be permanently reduced to 20% or less of the average services rendered by the employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the employee was on a bona fide leave of absence;

(ii)

if the employee is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to the Company’s policies, the employee shall incur a Separation from Service on the first date that the rules of (a)(i), above, are satisfied following the later of (i) the 6 month (12 month for a disability leave of absence) anniversary of the commencement of the leave or (ii) the expiration of the employee’s right, if any, to reemployment under statute, contract or to Company policy. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job;

(iii)	for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative;

(iv)

the Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to an employee providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code;